Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of CPG Cooper Square International Equity, LLC of our report dated December 8, 2022, relating to the financial statements and financial highlights, which appears in CPG Cooper Square International Equity, LLC’s Annual Report on Form N-CSR for the year ended September 30, 2022. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

January 30, 2023